EXHIBIT 99.1

Federal Trust Corporation Ranked in Top Public Thrifts

          SANFORD, Fla., May 16 /PRNewswire-FirstCall/ -- James V. Suskiewich, Chairman and Chief Executive Officer of Federal Trust Corporation (Amex: FDT), announced today that in the Annual Thrift Ranking for 2005 by SNL Financial, a leading financial publication, Federal Trust Corporation was ranked 53rd in the United States.  This rating of the top 100 public thrifts by asset size was ranked by financial performance for fiscal year 2005.  Chairman Suskiewich stated, “This was the first time that we have been ranked in the top 100, and the initial ranking of 53rd was impressive.  This announcement is yet another indication that our community bank business plan is working to perfection.”

          Federal Trust Corporation is a unitary thrift holding company and is the parent company of Federal Trust Bank, a $738 million federally chartered, FDIC-insured savings bank.  Federal Trust Bank operates from seven full- service offices in Florida that are located in Orange, Seminole and Volusia Counties.  The Executive and Administrative offices of the Company are located in Sanford, Florida.

          Federal Trust Corporation’s common stock is traded on the American Stock Exchange under the symbol “FDT.”  At May 15, 2006, the closing price was $12.00 per share.

          Press releases and other information about Federal Trust Corporation can be found on the PR Newswire at http://www.prnewswire.com.

For more information, contact:	Marcia Zdanys,
Corporate Secretary/Investor Relations
(407) 323-1833

SOURCE  Federal Trust Corporation
          -0-                                        05/16/2006
          /CONTACT:  Marcia Zdanys, Corporate Secretary-Investor Relations, Federal Trust Corporation, +1-407-323-1833/
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          /Web site:  http://www.federaltrust.com /
          (FDT)